UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hudson Global, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is an email communication that Hudson Global, Inc. is distributing to its employees on May 23, 2014.

Dear Colleagues,

A short time ago we issued a press release announcing several changes to the composition of our Board of Directors. Following the Company’s annual meeting on May 29, 2014, Bob Dubner and Jennifer Laing will step down from Hudson’s Board and will be replaced by Jeffrey E. Eberwein and Richard K. Coleman, representatives of a large Hudson stockholder, Lone Star Value Group.

We appreciate stockholder support for the Company’s management and transformation plan, and we also respect their desire to add fresh perspectives and stockholder representation on the Board. After valuable and constructive conversations with many of them, we have made a decision to put the proxy contest behind us, and prepare to work together with our new directors to continue to build our business and deliver long term value to Hudson clients and stockholders.

I would like to thank Bob Dubner and Jennifer Laing for their distinguished service over the years. I have come to know Bob and Jennifer very well, and they are two immensely talented people who have been deeply committed to Hudson’s employees and the success of the Company. We have faced many challenges together. They have set the bar high for management, and have always provided valuable advice and support to make our difficult transformation journey possible. As I have expressed on many occasions, the quality, dedication and strong values of Hudson’s independent directors were among the key strengths that attracted me to the company three years ago. I feel extremely proud and appreciative to have the opportunity to work together in the board room with such remarkable individuals.

I am disappointed to see Bob and Jennifer leave the Board, but I know that Hudson has undoubtedly become a better company through their stewardship, and that they, and all of you who had the opportunity to meet them, will share great memories from our work together. I am confident they will continue to make formidable contributions to their other areas of interest in the years to come.

I appreciate that all of you have stayed focused on our business and our clients and candidates throughout the proxy process. You are the backbone of our company and it is because of your hard work and dedication that we have made significant progress in transforming Hudson into one of the leading global talent solutions companies.

Jeff Eberwein and Richard Coleman recognized Hudson’s potential when they decided to invest in our company and, as they get to know more about our business, I am confident they will contribute to the progress we are making on the path towards maximizing stockholder value and realizing Hudson’s full potential.

Thank you for your support,